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                                                                     EXHIBIT 5.1

                               March 3, 1997



(214) 698-3157                                            C 93317-00028


Thousand Trails, Inc.
2711 LBJ Freeway
Suite 200
Dallas, TX  75234

     Re: Registration Statement on Form S-1, as filed on March 4, 1997 (the "Registration Statement")

Dear Ladies and Gentlemen:

     We have acted as special counsel to Thousand Trails, Inc., a Delaware corporation (the "Company"), successor by merger to USTrails Inc., a Nevada corporation ("USTrails"), in connection with the Company's registration of the Company's Common Stock, par value $.01 per share, issuable upon the exercise of the Company's Common Stock Purchase Warrants (the "Common Stock"). The Company is registering the Common Stock on behalf of itself and the Selling Security Holders described in the Registration Statement. We are rendering this opinion pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

     For the purposes of the opinion set forth below, we have examined and are familiar with the proceedings taken by the Company in connection with the issuance of the Common Stock, including, among other things, such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, it is our opinion that, when (i) the Registration Statement has become effective under the Securities Act and assuming no stop order has been issued by the Commission with respect thereto,
(ii) the Common Stock has been issued and sold as contemplated in the Registration Statement, as applicable, (iii) the Company has received consideration for the Common Stock in
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Thousand Trails, Inc.
February 28, 1997
Page 2

excess of the par value of the Common Stock, and (iv) the Common Stock has been duly delivered, the Common Stock will be legally issued, fully paid and non-assessable.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.


                              Very truly yours,

                              GIBSON, DUNN & CRUTCHER LLP

IFS/EJC/SRM